SCHEDULE A
                                       TO
                            THE CUSTODIAN AGREEMENT
                                    BETWEEN
                      FIRST TRUST EXCHANGE-TRADED FUND III
                                      and
                         BROWN BROTHERS HARRIMAN & CO.
                          Dated as of August 22, 2016

The following is a list of Funds/Portfolios for which the Custodian shall serve under a Custodian Agreement dated as of January 25, 2013

                First Trust Preferred Securities and Income ETF
                       First Trust Managed Municipal ETF
                       First Trust Long/Short Equity ETF
              First Trust Emerging Markets Local Currency Bond ETF
                First Trust RiverFront Dynamic Asia Pacific ETF
           First Trust RiverFront Dynamic Developed International ETF
              First Trust RiverFront Dynamic Emerging Markets ETF
                   First Trust RiverFront Dynamic Europe ETF
                     First Trust Municipal High Income ETF
              First Trust Horizon Managed Volatility Domestic ETF
       First Trust Horizon Managed Volatility Developed International ETF


IN WITNESS WHEREOF, each of the parties hereto has caused this to be executed in its name and on behalf of each such Fund/Portfolio.

FIRST TRUST EXCHANGE-TRADED FUND III

BY: /s/ James M. Dykas
    -----------------------------------------
NAME: James M. Dykas
TITLE: President and Chief Executive Officer
DATE: August 22, 2016